Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF PENNSYLVANIA

)
IN RE: OSB ANTITRUST LITIGATION	)	Master File No. 06-CV-826-PD
)
	)	Hon. Paul S. Diamond
THIS DOCUMENT RELATES TO:	)
ALL DIRECT PURCHASER ACTIONS	)
)

SETTLEMENT AGREEMENT FOR LOUISIANA-PACIFIC CORPORATION

This Settlement Agreement (“Settlement Agreement”) is made and entered into this tenth day of July (the “Execution Date”), by and between Louisiana-Pacific Corporation, (“LP” as defined in Paragraph 2 below) and Plaintiff Class representatives Sawbell Lumber Co., Columbare Inc., Norwood Sash & Door Manufacturing Co., Frontier Lumber Co., Inc., Grubb Lumber Co., Inc. and New Deal Lumber & Millwork Co., Inc. (collectively, “Plaintiffs”), both individually and on behalf of a class of purchasers of Oriented Strand Board (“OSB”) in the United States directly from any Defendants named in the Third Consolidated Amended Complaint in the above-captioned action (the “Class Action”), or their subsidiaries or affiliates:

WHEREAS, there is pending in the United States District Court for the Eastern District of Pennsylvania, the Class Action, In re OSB Antitrust Litigation, Master File No. 06-CV-00826 (PSD), brought on behalf of direct purchasers of OSB, in which Plaintiffs have alleged a violation of law, including the existence of an unlawful conspiracy to fix, raise, maintain, or stabilize the prices of OSB in the United States in violation of section 1 of the Sherman Antitrust Act;

WHEREAS, LP vigorously denies the allegations in the Third Consolidated Amended Complaint, including allegations that it engaged in any wrongdoing or in conduct that violated the antitrust laws, but has agreed to enter into this Settlement Agreement solely to avoid the further expense, risk, inconvenience, and the distraction of burdensome and protracted litigation;

WHEREAS, Class Counsel have concluded, after due investigation and after carefully considering the relevant circumstances, including, without limitation, the claims asserted in the Third Consolidated Amended Complaint filed in the Action, the legal and factual defenses thereto and the applicable law, that it would be in the best interests of the Plaintiffs and the Class to enter into this Agreement in order to avoid the uncertainties of litigation and to assure that the benefits reflected herein are obtained for the Plaintiffs and all Class Members, and further, Class Counsel consider the settlement set forth herein to be fair, reasonable and adequate and in the best interests of Plaintiffs and all members of the Class;

WHEREAS, arm’s-length settlement negotiations have taken place between Class Counsel and counsel for LP, and this Agreement, including its exhibits and the Confidential Letter Agreements, which embodies all of the terms and conditions of the settlement between LP and the Plaintiffs and the Class, has been reached, subject to the approval of the Court and Final Approval as provided herein;

NOW, THEREFORE, in consideration of the covenants, terms and releases in this Settlement Agreement and for other good and valuable consideration, it is by and among the undersigned agreed that the above-captioned case be settled, compromised and dismissed with prejudice as to LP, without costs as to Plaintiffs, the Class or LP, subject to the approval of the Court and the following terms and conditions:

A.                                    Definitions

The following terms, as used in this Settlement Agreement, have the following meanings:

1.             “Action” means the actions captioned In re OSB Antitrust Litigation, which are currently pending in the District Court for the Eastern District of Pennsylvania, and including all actions transferred for coordination, and all actions pending such transfer (including, but not limited to, “tag-along” actions).

2.             “LP” means Louisiana-Pacific Corporation and its current or former officers, directors, employees, subsidiaries, affiliates, predecessors, and successors.

3.             “Claim(s)” shall mean any and all actions, suits, claims, demands, assertions, or causes of action, which are directly related to the subject matter of the Action.  A Claim expressly includes a demand to compromise or settle an alleged cause of action related to the subject matter of the Action that is made outside the context of litigation or this Action.

4.             “Claims Administrator” means Complete Claims Solutions, LLC, 5210 Hood Road, Palm Beach Gardens, FL 33418.

5.             “Class” means the class defined in Paragraph 34.

6.             “Class Counsel” shall refer to the law firms of Cohen, Milstein, Hausfeld & Toll, P.L.L.C., 1100 New York Avenue N.W., Washington, D.C. 20005 and Spector Roseman & Kodroff, P.C., 1818 Market Street, Suite 2500, Philadelphia, PA 19103.

7.             “Class Member” means each member of the Class who has not timely elected to be excluded from the Class.

8.             “Class Period” means the period from and including June 1, 2002 through February 24, 2006.

9.             “Class Release Period” means the period from and including June 1, 2002 up to and including the date that summary notice of the settlement is first published.

10.           “Class Representatives” or “Plaintiffs” means Sawbell Lumber Co., Columbare Inc., Norwood Sash & Door Manufacturing Co., Frontier Lumber Co., Inc., Grubb Lumber Co., Inc. and New Deal Lumber & Millwork Co., Inc.

11.           “Confidential Letter Agreements” means the confidential letter agreements between Class Counsel and LP dated July [    ], 2008, which are incorporated herein by reference.

12.           “Discovery Materials” means any information or material provided under the discovery provisions of this Settlement Agreement, including, but not limited to any documents, notes, depositions, deposition transcripts, interviews, interview transcripts, affidavits, declarations and/or videos.

13.           “Court” means the U.S. District Court for the Eastern District of Pennsylvania.

14.           “Defendant” shall mean any defendant named in the Action.

15.           “Document” is defined to be synonymous in meaning and equal in scope to the usage of this term in Fed. R. Civ. P. 34(a), including, without limitation, electronic or computerized data compilations.  A draft or non-identical copy is a separate document within the meaning of this term.

16.           “Effective Date” means the date on which all of the events identified in Paragraph 40 have occurred, and means the date on which the Settlement Agreement becomes final.

17.           “Escrow Account” means the account, established by Class Counsel and administered in accordance with the terms of this Settlement Agreement, for receipt of the Settlement Amount, paid by LP as contemplated by this Settlement Agreement.

18.           “Escrow Agent” means SunTrust Bank as set forth in the form of the Escrow Agreement attached as Exhibit A hereto.

19.           “Escrow Agreement” means the form of Escrow Agreement attached as Exhibit A hereto.

20.           “Execution Date” shall mean the date of the execution of this Settlement Agreement by counsel for all parties thereto.

21.           “Non-Settling Defendant” means any Defendant in this Action other than LP.

22.           “LP Opt-Out Settlement Account” means an interest-bearing account that shall be created by the Escrow Agent on the Effective Date and shall receive funds as set forth in Paragraph 50.  Except as specified herein, the Escrow Agent shall maintain this account separately from any other accounts set forth in this Settlement Agreement.

23.           “Notice and Administration Costs” means the fees and costs of the Claims Administration and the fees and costs incurred to provide notice to the Class and to administer the settlement.

24.           “Opt Out” means a person or entity that would have been a member of the Class except for his, her, or its timely and valid request for exclusion.

25.           “OSB” includes any Oriented Strand Board structural panel product and means an engineered, mat-formed structural panel product made of strands, flakes or wafers sliced from wood logs and bonded under heat and pressure.  For purposes of this Agreement, “OSB” includes any structural panel product manufactured or sold by LP that contains OSB, including, but not limited to, commodity grade OSB and specialty OSB.

26.           “Payment for Attorneys’ Fees” means the amount awarded by the Court to Class Counsel for attorneys’ fees, costs and expenses.

27.           “Released Claims” is defined as in Paragraph 41.

28.           “Releasees” shall refer jointly and severally, individually and collectively to Louisiana-Pacific Corporation, its parents, subsidiaries, predecessors, successors, heirs, executors, administrators, and assigns, and their past and present officers, directors, employees and agents of each of the foregoing.  Notwithstanding the foregoing, “Releasees” does not include (i) any other defendant formerly or currently named in the Action; (ii) any defendant subsequently added or joined in the Action; and/or (iii) any other alleged co-conspirator of defendants in the Action, other than the Releasees.

29.           “Releasors” shall refer jointly and severally, individually and collectively to Plaintiffs and Class Members, their respective past and present parents, subsidiaries, and affiliates, and the past and present officers, directors, employees, agents, parents, and subsidiaries and the predecessors, successors, affiliates, heirs, executors, administrators, and assigns of each of the foregoing.

30.           “Settlement Amount” means forty-four million five hundred thousand United States dollars ($44,500,000 USD).

31.           “Settlement Fund” means the Settlement Amount, minus any payments made in accordance with this Settlement Agreement for costs, fees, or taxes including, but not limited to, Notice and Administration Costs, Payment for Attorneys’ Fees and Tax Expenses.  The Settlement Fund does not include any amounts that are maintained in the LP Opt Out Settlement Account.

32.           “Taxes” means any sums due to be paid to governmental taxing authorities from the Escrow Account, including taxes, estimated taxes, interest and penalties.

33.           “Tax Expenses” means any and all reasonable fees and costs due to be paid to tax preparers, tax consultants or others for determining the tax liability of the Escrow Account, and otherwise assisting Class Counsel in carrying out their responsibilities under this Settlement Agreement.

B.                                    Stipulation to Class Certification

34.           By its Class Certification Order of August 3, 2007, as amended on January 8, 2008, the Court found that the requirements of the Federal Rules of Civil Procedure 23(a) and 23(b)(3) were satisfied in this case and certified the following class:

All individuals and entities who purchased OSB structural panel products in the United States directly from Defendants during the Class Period from June 1, 2002 through February 24, 2006 (the “Class”).  Excluded from the Class are Defendants and subsidiaries and affiliates of Defendants and all federal, state or local governmental entities.

35.           Subsequently, notice was given to the Class, and individuals and entities within the Class, as defined, have been given the opportunity to request exclusion from the Class.  Those who validly request exclusion from the Class are the Opt-Outs.

C.                                    Approval of this Settlement Agreement and Dismissal of Claims

36.           Class Counsel and counsel for LP agree to use their reasonable best efforts to effectuate this Settlement Agreement, including but not limited to, cooperating in promptly seeking both preliminary and final approval of this Agreement (including the giving of class notice under Federal Rules of Civil Procedure 23(c) and (e)), and securing the prompt, complete, and final dismissal with prejudice of the Action as to LP only.

37.           Within twenty (20) business days after the execution of this Settlement Agreement, Plaintiffs shall submit to the Court a motion, to be joined in by LP, for preliminary approval of this Agreement, authorization to disseminate notice to the Class within thirty (30) days of preliminary court approval of the settlement, including a statement that, subject to the approval of the Court, notice shall be by first class mail and by publication in LBM Journal, and for a stay of all proceedings in the Action against LP (the “Motion”).  The Motion shall include, as agreed upon by Class Counsel and LP prior to submission of the Motion:  (a) the proposed form of, method for, and date of dissemination of notice to the Class; and (b) a proposed form of final judgment order.

38.           (a)           Upon preliminary approval of the settlement, Class Counsel shall, in accordance with Rule 23 of the Federal Rules of Civil Procedure and the Court’s order, provide those members of the Class who have been identified by reasonable means with notice by first class mail, in a form to be approved by the Court, of the settlement and the date of the hearing scheduled by the Court to consider the fairness, adequacy and reasonableness of the proposed settlement (the “Settlement Hearing”).

(b)           Class Counsel shall take all necessary and appropriate steps to ensure that notice of the Settlement Hearing is provided in accordance with the order of the Court.

39.           Class Counsel shall submit a motion for final approval of the Settlement Agreement by the Court after notice is given to the members of the Class of the Settlement Hearing and no less than two weeks before the Settlement Hearing.  If the Court approves the Settlement Agreement, Class Counsel shall seek entry of an order and final judgment, which includes the following findings:

(a)           as to the Action, approving finally this Agreement and its terms as being a fair, reasonable, and adequate settlement as to the Class Members within the meaning of Rule 23 of the Federal Rules of Civil Procedure and directing its consummation according to its terms;

(b)           directing that, as to LP, the Action be dismissed with prejudice and, except as provided for in this Agreement, without costs;

(c)           discharging and releasing LP from all claims as specified in Paragraph 41 herein;

(d)           reserving exclusive jurisdiction over the settlement and this Agreement, including the administration and consummation of this settlement; and

(e)           determining under Federal Rule of Civil Procedure 54(b) that there is no just reason for delay and directing that the judgment of dismissal as to LP shall be final and entered forthwith.

40.           This Settlement Agreement shall become final (“Effective Date”) on the date that: (a) the Court has entered a final judgment order approving this Settlement Agreement under Rule

23(e) of the Federal Rules of Civil Procedure and a final judgment dismissing the Action as against LP with prejudice as to all Class Members and without costs; and (b) the time for appeal or to seek permission to appeal from the Court’s approval of this Settlement Agreement and entry of a final judgment as described in clause (a) above has expired or, if appealed, approval of this Settlement Agreement and the final judgment has been affirmed in its entirety by the court of last resort to which such appeal has been taken and such affirmance has become no longer subject to further appeal or review.  It is agreed that neither the provisions of Rule 60 of the Federal Rules of Civil Procedure nor the All Writs Act, 28 U.S.C. § 1651, shall be taken into account in determining the above-stated times.  On the Execution Date of this Agreement, Plaintiffs and LP shall be bound by its terms, and this Agreement shall not be rescinded unless in accordance with terms provided herein.

D.            Release and Discharge

41.           Upon the occurrence of the Effective Date, and in consideration of payment of the Settlement Amount, as specified in Section E of this Settlement Agreement, and for other valuable consideration recited herein, the Releasees shall be completely released, acquitted, and forever discharged from any and all claims, demands, actions, suits, rights, assertions, allegations, causes of action, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, debts, liabilities, judgments, and remedies, whether class, individual, or otherwise in nature, that Releasors, or anyone of them, ever had, now has, or hereafter can, shall, or may have against the Releasees, whether known or unknown, on account of or arising out of the facts, occurrences, transactions or other matters alleged in the Third Consolidated Amended Complaint in the above-captioned matter or in complaints containing the same allegations of conspiracy with respect to any OSB products, also including, without limitation, engineered wood products such as I-joists, webstock and rimboard, purchased within the United States or purchased outside the

United States for use, delivery or resale in the United States during the period from June 1, 2002 through and including the date that summary notice of the Settlement Agreement is first published, including without limitation any claims which arise under any United States federal or state antitrust, unfair competition, unfair practices, price discrimination, unitary pricing, trade practice, unjust enrichment, or civil conspiracy law, including, without limitation, the Sherman Antitrust Act, 15 U.S.C. § 1 et seq. (the “Released Claims”).  Nothing herein shall be construed to release any individual claims relating to any product defect, negligence, breach of contract, or similar claim between the parties involving OSB.  The Releasors shall not, after the Effective Date, seek to recover against any of the Releasees for any of the Released Claims.

E.             Payments

42.           LP shall pay or cause to be paid the Settlement Amount of forty-four million five hundred thousand dollars ($44,500,000 USD) in settlement of the Action.  Payment of the Settlement Amount shall be made in two installments, which shall be wire transferred by LP or its designee into the Escrow Account, which shall be established as an escrow account at a bank designated by Class Counsel, and administered in accordance with the provisions of this section of the Agreement.  The first installment shall consist of ten million dollars ($10,000,000 USD) and shall be transferred into the Escrow Account within ten (10) business days of the Execution Date.  The second installment shall consist of thirty-four million five hundred thousand dollars ($34,500,000 USD) and shall be transferred into the Escrow Account on October 1, 2008.

43.           Each Class Member shall look solely to the Settlement Fund for settlement and satisfaction, as provided herein, of all claims released by the Releasors pursuant to this Agreement.

44.           Upon approval of the Court, Class Counsel shall receive reimbursement for expenses and Payment of Attorneys’ Fees, if any, from the Settlement Amount.  At any time following a Court award of Payment of Attorneys’ Fees, the Escrow Agent shall, upon request of Class Counsel, disburse such amount in accordance with written instructions received from Class Counsel.

45.           LP agrees not to object, subject to an order of the Court in the Action, to the payment to Class Counsel of Payment of Attorneys’ Fees out of the Settlement Amount upon the Effective Date.  Disbursement of such amount shall not be delayed by reason of any appeal of the Final Judgment; provided, however, if the Court’s award of fees, costs, and expenses is vacated, reversed, or reduced on or as a result of an appeal, Class Counsel shall within ten (10) business days after receiving written notice from the Court of such vacatur, reversal, or reduction, make a refund to the Escrow Account in the Action in the amount of such vacatur, reversal, or reduction, with interest, and further provided that if LP elects to rescind the Agreement as described in Paragraph 57, Class Counsel shall within ten (10) business days after receiving notice from LP of such rescission, make a refund to the Escrow Account for the Payment for Attorneys’ Fees in the Action in the amount of any such fees, costs, and expenses, with interest.  The interest rate applicable to any refund made to an Escrow Account pursuant to this Paragraph shall be the same interest rate earned by Ridgeworth U.S. Treasury Money Market Funds during the period between the payment of approved attorneys’ fees, costs, and expenses and any such refund.

46.           Notice and Administration Costs shall be taken from the Settlement Amount, and LP shall bear no responsibility for such costs other than payment of the Settlement Amount.  Disbursements for payment of Notice and Administration Costs may be made from the Settlement Amount upon written notification by Class Counsel to the Escrow Agent.  Disbursements for any payments and expenses incurred in connection with taxation matters relating to this Settlement Agreement may be made from the Settlement Amount.

47.           To the extent possible and unless the Court orders otherwise, Class Counsel shall combine notice to the Class with its notice of the settlements with Norbord Inc., Weyerhaeuser Company, Potlatch Corporation, Grant Forest Products, Inc. and Grant Forest Products Sales, Inc.  If such a combined notice is distributed, and if LP or the Plaintiffs rescind or terminate this Settlement Agreement pursuant to Paragraph 57, Class Counsel shall within ten (10) business days after receiving or sending notice of such rescission or termination, make a refund to the Escrow Account in the Action in the amount of any Notice and Administration Costs previously taken therefrom, excluding LP’s proportionate share of such Costs, which Class Counsel and LP stipulate and agree is 20% of such costs.

48.           Except as otherwise provided in this Settlement Agreement, the approval of the Court in the Action shall be required prior to the distribution of any monies from the Escrow Account.

49.           The Escrow Account and the LP Opt Out Settlement Account shall be invested in the Ridgeworth Classic U.S. Treasury Money Market Fund.  All interest earned on the Settlement Fund shall become and remain part of the Settlement Fund; except as otherwise provided herein, all interest earned on the LP Opt Out Settlement Account shall become and remain part of the LP Opt Out Settlement Account.

F.                                      Opt Outs and Opt-Out Protection

50.           On or before the Effective Date, the Settlement Amount shall be reduced by 75% of the pro rata portion of the Settlement Amount (i.e., $44,500,000 USD), plus any interest earned to that date, for all purchases made during the Class Period by any Opt Outs.  An Opt Out’s pro rata portion (“Opt Out Share”) shall be calculated in accordance with Paragraphs 51 and 52 below.  For clarity and by way of example, if during the Class Period Opt Outs purchased in the aggregate 10% of the total OSB in the Class (i.e., the Opt Out Share is 10%), the Settlement Amount ($44,500,000 USD) shall be reduced by 7.5% (i.e., 75% of 10% = $3,337,500 USD), plus any interest accrued on that amount (i.e., any interest accrued with respect to the $3,337,500 only).  The Escrow Agent shall, on or before the Effective Date, calculate the total of all such reductions in the Settlement Amount due to Opt Outs, including any interest earned on those amounts, and deposit such amounts into a separate, interest-bearing account (“LP Opt Out Settlement Account”) for disposition as set forth in Paragraphs 53 and 55 below.

51.           For ease of administration and to avoid any future disputes, pursuant to a confidential letter agreement between Class Counsel and counsel for LP dated July [    ], 2008 (“Confidential Letter Agreement”), Class Counsel, Plaintiffs, Releasors, and Releasees have stipulated to the Opt Out Shares for certain entities, which percentage shall be used for purposes of Paragraph 50.

52.           For each Opt Out who purchased OSB structural panel products during the Class Period, and whose Opt Out Share is not stipulated in the Confidential Letter Agreement, such Opt Out Share shall be calculated by dividing the total OSB purchases of the Opt Out from the Defendants during the Class Period by the total OSB sales made by the Defendants during the same time period, which amounts shall be supplied by Class Counsel based upon the sales transaction data produced by the Defendants.  Upon request, Class Counsel shall provide a copy of its database to LP prior to the Effective Date.  The parties agree that for purposes of calculating Opt Out Shares under this Paragraph, Class Counsel will submit to their economic expert and he, or persons working at his direction, will perform the necessary calculations utilizing the sales transaction data referred to herein.  LP shall have the right to compare Class Counsel’s database against the sales transaction data produced by Defendants in this Litigation.  The parties agree to meet and confer with respect to any disagreements regarding the total purchases of the Opt Outs.

53.           Upon receiving notice that an Opt Out has filed a lawsuit against LP or that LP has settled a Claim with an Opt Out, Class Counsel shall, within ten (10) business days of receiving such notice, instruct the Escrow Agent to refund to LP from the LP Opt Out Settlement Account an amount equal to 75% of that Opt Out’s Share of the Settlement Amount (as calculated pursuant to Paragraphs 50-52), plus interest earned thereon (during the time that such funds were part of the LP Opt Out Settlement Account).  For clarity and by way of example, if an Opt Out that purchased 10% of the OSB in the Class files a lawsuit against LP, the Escrow Agent shall refund to LP 7.5% of the Settlement Amount (i.e., $3,337,500 USD), plus accrued interest, from the LP Opt Out Settlement Account.

54.           LP will notify Class Counsel within 30 days upon notice to LP of the assertion of a Claim against LP by an Opt Out.  If an Opt Out asserts a Claim outside the context of litigation and LP settles with the Opt Out, LP agrees to notify Class Counsel of the Claim and the terms of the associated settlement within 30 days of the date the settlement is executed.  Upon such notification, Class Counsel shall comply with the provisions of Paragraph 53.

55.           Any monies remaining in the LP Opt Out Settlement Account on May 10, 2012 shall be deposited in the Escrow Account and made available for distribution to the Class according to the plan of distribution approved by the Court with respect to this Settlement Agreement.

56.           Plaintiffs and LP agree that persons or entities that exercised their opportunity to opt out of the Class are not entitled to the benefits and relief of this Agreement.

G.                                    Rescission if the Settlement Agreement is Not Finally Approved

57.           If the Court declines to approve this Settlement Agreement or any material part hereof; or if such approval is materially modified or set aside on appeal; or if the Court does not enter the final judgment and order; or if the Court enters the final judgment and order and appellate review is sought and, on such review, such final judgment and order is not affirmed; then LP and the Plaintiffs shall each, in their respective sole discretion, have the option to rescind this Settlement Agreement in its entirety, and any and all amounts then constituting the Settlement Fund (including all interest earned thereon) shall be returned forthwith to LP, less only such disbursements properly made in accordance with this Agreement.  A modification or reversal on appeal of any amount of Class Counsel’s fees and expenses awarded by the Court from the Settlement Amount or any plan of allocation of the Settlement Fund shall not be deemed a modification of all or a part of the terms of this Agreement or such final judgment.

58.           LP and Plaintiffs expressly reserve all of their respective rights to the extent that the Settlement Agreement does not become effective or if the Agreement is rescinded or terminated pursuant to Paragraph 57 of this Settlement Agreement.

H.                                    Taxes

59.           Class Counsel shall be solely responsible for directing the Claims Administrator to file all informational and other tax returns necessary to report any taxable and/or net taxable income earned by the Escrow Account or LP Opt Out Settlement Account.  Further, Class Counsel shall be solely responsible for directing the Escrow Agent to make any tax payments, including interest and penalties due, on income earned by the Escrow Account or LP Opt Out Settlement Account.  Class Counsel shall be entitled to direct the Escrow Agent to pay customary and reasonable Tax Expenses, including professional fees and expenses incurred in connection with carrying out their responsibilities as set forth in this Paragraph, from the Escrow Account or LP Opt Out Settlement Account, as applicable, by notifying the Escrow Agent in writing.  LP shall have no responsibility to make any tax filings on behalf of the Escrow Account or LP Opt Out Settlement Account, and shall have no responsibility to pay Taxes on any income earned by the Escrow Account or LP Opt Out Settlement Account, or to pay any Taxes with respect thereto unless the settlement is not consummated and the Settlement Amount is returned to LP.  Other than as specifically set forth herein, LP shall have no responsibility for the payment of Taxes or Tax Expenses and Class Counsel shall hold LP harmless with respect to any taxes arising in connection with the Escrow Account or LP Opt Out Settlement Account.

60.           For the purpose of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “Administrator” of the Escrow Account and LP Opt Out Settlement Account shall be the Claims Administrator, who shall timely and properly file or cause to be filed on a timely basis, all tax returns necessary or advisable with respect to the Escrow Account and LP Opt Out Settlement Account (including without limitation all income tax returns, all informational returns, and all returns described in Treas. Reg. § 1.468B-2(1)).

61.           The parties to this Settlement Agreement and their counsel shall treat, and shall cause the Claims Administrator to treat, the Escrow Account and LP Opt Out Settlement Account as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1.  The parties, their counsel, the Claims Administrator, and the Escrow Agent agree that they will not ask the Court to take any action inconsistent with the treatment of the Escrow Account or LP Opt Out Settlement Account in such manner.  In addition, the Claims Administrator and, as required, the parties shall timely make such elections as necessary or advisable to carry out the provisions of this Paragraph, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-1(j)) back to the earliest permitted date.  Such elections shall be made in compliance with the procedures and requirements contained in such regulations.  It shall be the responsibility of the Claims Administrator timely and properly to prepare and deliver the necessary documentation for signature by all necessary parties and thereafter to cause the appropriate filing to occur.  All provisions of this Settlement Agreement shall be interpreted in a manner that is consistent with the Escrow Account and LP Opt Out Settlement Account being a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1.

I.                                         Set off Against Other Judgments

62.           Class Members recognize that by entering into this settlement with LP, they have obtained full satisfaction, inter alia, of any and all claims based on purchases of OSB from LP during the Class Period.  Accordingly, Class Members agree that should they obtain a judgment for joint or joint and several liability against Georgia-Pacific LLC f/k/a Georgia-Pacific Corporation, Grant Forest Products, Inc., Grant Forest Products Sales, Inc., Norbord Inc., Weyerhaeuser Company, Potlatch Corporation, Tolko Industries, Ltd., and/or Ainsworth Lumber Co. Ltd., their current and former direct or indirect subsidiaries and divisions or a successor or assign of any of the Defendants named above, Class Members shall exclude prior to trebling, from the amount collectable from such final judgment, and shall not collect on such final judgment, an amount equal to LP’s sales to the Class Members during the Class Period or any part thereof.

63.           To be clear, Class Counsel, Plaintiffs, Class Members and Releasors expressly agree that they will not, under any circumstances, include in any damages claim sales of OSB made by LP to any Class Member during the Class Period, nor will they seek to execute a judgment against Georgia-Pacific LLC f/k/a Georgia-Pacific Corporation, Grant Forest Products, Inc., Grant Forest Products Sales, Inc., Norbord Inc., Weyerhaeuser Company, Potlatch Corporation, Tolko Industries, Ltd., and/or Ainsworth Lumber Co. Ltd., their current and former direct or indirect subsidiaries and divisions or a successor or assign of any of the Defendants named above, in which damages are based in whole or part on sales of OSB made by LP to any Class Member during the Class Period.

J.                                      Miscellaneous

64.           For the purpose of construing or interpreting this Settlement Agreement, and with the exception of Paragraphs 62 and 63, Plaintiffs and LP agree that it is to be deemed to have been drafted equally by all parties hereto and shall not be construed strictly for or against any party.  Plaintiffs and LP agree that Paragraphs 62 and 63 will be deemed to have been drafted by LP for purposes of construing or interpreting this Settlement Agreement.

65.           Plaintiffs waive California Civil Code Section 1542 and similar provisions in other states.  Plaintiffs certify that they are aware of and have read and reviewed the following provisions of California Civil Code, Section 1542 (“Section 1542”):  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  The provisions of the release set forth above shall apply according to their terms, regardless of provisions of Section 1542 or any equivalent, similar, or comparable present or future law or principle of law of any jurisdiction.  Plaintiffs hereby expressly waive and relinquish any and all rights and benefits existing under (i) Section 1542 or any equivalent, similar or comparable present or future law or principle of law of any jurisdiction and (ii) any law or principle of law of any jurisdiction that would limit or restrict the effect or scope of the provisions of the release set forth above.

66.           Class Counsel agree that, following execution of this Settlement Agreement, it will make commercially reasonable efforts to assist LP in gathering materials required to be sent to appropriate Federal and State officials pursuant to the Class Action Fairness Action of 2005, 28 U.S.C. § 1715, including directing the Claims Administrator to provide a reasonable estimate of the number of class members residing in each State.

67.           This Settlement Agreement, including all Exhibits attached hereto and the Confidential Letter Agreements dated July [    ], 2008 between Class Counsel and counsel for LP, shall constitute the entire agreement between Plaintiffs and LP pertaining to the settlement of the Action against LP and supersedes any and all prior and contemporaneous undertakings of Plaintiffs and LP in connection therewith.

68.           All terms of the Settlement Agreement are contractual and not mere recitals.  This Settlement Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of Releasors and Releasees.  Without limiting the generality of the foregoing:  (a) each and every covenant and agreement made herein by Plaintiffs shall be binding upon all Class Members and Releasors, and (b) each and every covenant and agreement made herein by LP shall be binding upon all Releasees.

69.           Nothing expressed or implied in this Settlement Agreement is intended to or shall be construed to confer upon or give any person or entity other than Plaintiffs, Class Members, LP, Releasors, and Releasees any right or remedy under or by reason of this Settlement Agreement.

70.           This Settlement Agreement may be modified or amended only by a writing jointly executed by Class Counsel and counsel for LP, subject (if after preliminary or final approval by any court) to approval by the Court.  Amendments and modifications may be made without notice to the Class unless notice is required by law or by the Court.

71.           All terms of this Settlement Agreement shall be governed by and interpreted according to the substantive laws of New York without regard to its choice of law or conflict of law principles.

72.           This Settlement Agreement may be executed in counterparts by Plaintiffs and LP, and a facsimile or .pdf signature shall be deemed an original signature for purposes of executing this Settlement Agreement.

73.           Each of the undersigned represents that he or she is fully authorized to enter into the terms and conditions of, and to execute, this Settlement Agreement, subject to Court approval; and the undersigned Class Counsel represent that they are authorized to execute this Settlement Agreement on behalf of Plaintiffs and the Class.  Each of the undersigned shall use their best efforts to effectuate this Settlement Agreement regardless of the jurisdiction in which the Action proceeds.

74.           Where this Settlement Agreement requires any party to provide notice or any other communication or document to any other party, such notice, communication, or document shall be provided by letter sent by certified mail, Express Mail, Federal Express, or UPS to the address(es) reflected on the signature pages.

Dated: July 10, 2008	By:
Eugene A. Spector
Jeffrey L. Kodroff
Jeffrey J. Corrigan
Jay S. Cohen
Jonathan M. Jagher
SPECTOR, ROSEMAN & KODROFF, P.C.
1818 Market Street, Suite 2500
Philadelphia, PA 19103
Tel: (215) 496-0300
Fax: (215) 496-6611

Counsel for Direct Purchaser Plaintiffs and Class Counsel

By:
Michael D. Hausfeld
William P. Butterfield
Patrick A. Tillou
George F. Farah
COHEN, MILSTEIN, HAUSFELD & TOLL, P.L.L.C.
1100 New York Avenue. N.W.
West Tower, Suite 500
Washington, DC 20005-4699
Tel: (202) 408-4600
Fax: (202) 408-4699

Counsel for Direct Purchaser Plaintiffs and Class Counsel

By:
Michael P. Kenny
ALSTON & BIRD LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
Phone: 404-881-7834
Fax: 404-253-8352

Counsel for Louisiana-Pacific Corporation